April 10, 2001
                                OFFER TO PURCHASE

                  3,000 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                       in
           NATIONAL REAL ESTATE LIMITED PARTNERSHIP INCOME PROPERTIES
                                       by
                            MILLENIUM MANAGEMENT, LLC
                                       for
                            $210.00 PER UNIT IN CASH


THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON MONDAY, MAY 9, 2001, UNLESS THE OFFER IS EXTENDED.

     Millenium Management, LLC ("Millenium" or the "Purchaser") is offering to purchase your limited partnership interests ("Units") in National Real Estate Limited Partnership Income Properties. Below are the principal terms and factors you should consider in deciding whether or not to tender Units:

     o Millenium will pay $210 per Unit. Millenium will deduct from that price the amount of the distributions made to you by the Partnership
          after   April 9,   2001,  and  any  transfer  fees  imposed  by  the
          Partnership for each transfer. The Partnership has advised us transfer fees are $50 per transfer (regardless of the number of Units transferred). See "Description of the Offer."

     o Based on its own analysis, the Purchaser has estimated the range of values for a Unit to be from $178 to $214 per Unit. See "Determination of Purchase Price - Value of Partnership's Units."

     o There is no established trading market for the Units other than limited and sporadic trading through matching services or privately negotiated sales. The most recent trade reported by Partnership Spectrum was for $100 per Unit. At present, resale to the Partnership into a repurchase pool provided by the Partnership, privately negotiated sales, and sales through intermediaries (such as matching services) are the only means available to a Unit Holder to liquidate an investment in Units (other than this Offer or other occasional offers by other partnership investors, if any). See "Determination of Purchase Price - Trading History of the Units."

     o Pursuant to the settlement of a class action lawsuit, the Partnership is required to sell its properties. According to its most recent Annual Report on Form 10-K, an Offering Memorandum for marketing the Property is presently being prepared. It is uncertain if and when any sale of the Partnership's properties would occur, or what the proceeds of any such sales would be. See "Certain Information Concerning the Purchaser - Prior Acquisitions of Units and Prior Contacts" and Appendix A - Part 1.

     o An affiliate of the Purchaser may make an offer to acquire the self-storage properties owned by the Partnership. The Purchaser is making this Offer with a view to increasing the likelihood that its affiliate will be successful in acquiring the Partnership's properties. Purchaser expects to exercise the voting power of the Units acquired in order to approve a sale of the properties to Purchaser's affiliate if it makes an offer and the offer is accepted. See "Purpose of the Offer," "Future Plans of the Purchaser" and "Effects of the Offer."

     o The Offer allows Unit Holders to dispose of their Units without incurring the sales commissions (typically up to 8% with a minimum of $150-$200) associated with transfers of Units arranged through brokers or other intermediaries. See "Description of the Offer."

     o If the Offer is fully subscribed, the Purchaser will own 33% of the outstanding Units and be in a position to exercise substantial influence over the Partnership, including over the sale of its properties. See "Future Plans of the Purchaser" and "Effects of the Offer."

     o Resales of Units by Unit Holders who do not tender their Units in the Offer are more likely to be limited after the Offer because the Purchaser is tendering for 33% of the outstanding Units and the general partners of the Partnership may limit resales of Units if, among other things, a proposed transfer would result in there being a sale or exchange of 50% or more of the total interests in the Partnership's capital and profits within any 12 month period. See "Effects of the Offer."

     o There is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of the Unit Holders to sell their Units at a high price.

     o The Offer is an immediate opportunity for Unit Holders to liquidate their investment in the Partnership, subject to proration, but Unit Holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units, including the opportunity to receive future liquidating distributions which will occur (if at all) at an unknown future date and will equal (if anything) an amount that may be greater or less than Purchaser's offer price. See "Certain Information Concerning the Partnership," "Future Plans of the Purchaser," "Effects of the Offer" and Appendix A.

     Each Unit Holder must make his own decision, based on the Unit Holder's particular circumstances, whether to tender Units. Unit Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

     The above statements are intended only as a brief overview of the principal terms and considerations regarding the Offer. The entire Offer to Purchase, which follows, provides substantially greater detail about the Offer, and all of the statements above are qualified by the entire Offer to Purchase. You should read it completely and carefully before deciding whether or not to tender your Units. The Offer is subject to certain terms and conditions set forth in this Offer to Purchase, and in the related Agreement of Transfer and Letter of Transmittal, that are not summarized above.
                               __________________

                 For More Information or for Further Assistance,
                    Please Call or Contact the Purchaser at:

                            Millenium Management, LLC
                     199 South Los Robles Avenue, Suite 440
                           Pasadena, California 91101
                                 (626) 585-5920
                           (800) 611-4613 (toll free)

                                TABLE OF CONTENTS
                                                                            Page

DESCRIPTION OF THE OFFER.......................................................1

PURPOSE OF THE OFFER...........................................................1

DETAILS OF THE OFFER...........................................................1
    1.   Terms of the Offer; Expiration Date; Proration........................1
    2.   Acceptance for Payment and Payment of Purchase Price..................2
    3.   Procedure to Accept the Offer.........................................2
    4.   Determination of Validity; Rejection of Units; Waiver of Defects;
         No Obligation to Give Notice of Defects...............................3
    5.   Withdrawal Rights.....................................................4
    6.   Extension of Tender Period; Termination; Amendment....................4
    7.   Conditions of the Offer...............................................5
    8.   Backup Federal Income Tax Withholding.................................6
    9.   FIRPTA Withholding....................................................6

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.................................6
    General....................................................................6
    Outstanding Units..........................................................7
    Selected Financial and Property Related Data...............................7

DETERMINATION OF PURCHASE PRICE................................................7
    Value of Partnership's Units...............................................7
    Trading History of the Units...............................................7

CERTAIN INFORMATION CONCERNING THE PURCHASER...................................8
    The Purchaser..............................................................8
    Prior Acquisitions of Units and Prior Contacts.............................8
    General....................................................................8
    Source of Funds............................................................9

FUTURE PLANS OF THE PURCHASER..................................................9

EFFECTS OF THE OFFER...........................................................9
    Future Benefits of Unit Ownership..........................................9
    Limitations on Resales.....................................................9
    Influence on Voting Decisions by the Purchaser............................10

CERTAIN FEDERAL INCOME TAX MATTERS............................................10

CERTAIN LEGAL MATTERS.........................................................11
    General...................................................................11
    Fees and Expenses.........................................................11
    Miscellaneous.............................................................12

                            DESCRIPTION OF THE OFFER

     Millenium Management, LLC ("Millenium" or the "Purchaser"), a California limited liability company, is offering to purchase up to 3,000 units of limited partnership interests ("Units") of National Real Estate Limited Partnership Income Properties, a Wisconsin limited partnership (the "Partnership"), at a cash purchase price ("Purchase Price") of $210 per Unit, without interest, less the amount of the Distributions (as defined below) per Unit, if any, made to the Unit Holders by the Partnership after April 9, 2001, and less any transfer fees imposed by the Partnership for each transfer, which the Partnership advises us are $50 per transfer (regardless of the number of Units transferred). The Offer (as defined below) is subject to certain terms and conditions set forth in this Offer to Purchase, as it may be supplemented from time to time (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended from time to time (the "Letter of Transmittal," which together with the Offer to Purchase, constitutes the "Offer"). This Offer is not subject to brokerage commissions and is not conditioned upon financing.

                              PURPOSE OF THE OFFER

     The purpose of the Offer is for the Purchaser to acquire a substantial equity interest in the Partnership in anticipation of an opportunity to acquire the self-storage properties owned by the Partnership when they are marketed for sale. The Purchaser expects to exercise the voting power of the Units acquired in order to approve a sale of the properties to Purchaser's affiliate, if the Partnership's representative agrees to sell the properties to such affiliate.

                              DETAILS OF THE OFFER

     1. Terms of the Offer; Expiration Date; Proration. On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 3,000 Units validly tendered in accordance with the procedures set forth in this Offer to Purchase, and not withdrawn ("Properly Tendered"). For purposes of the Offer, the term "Expiration Date" means 5:00 p.m., Los Angeles time, on Monday, May 9, 2001, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer is extended by the Purchaser.

     If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to the Unit Holders pursuant to the Offer, the increased Purchase Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     If more than 3,000 Units are Properly Tendered (or if the number of Units that are Properly Tendered exceeds the number that can be transferred without triggering applicable limitations on resales) the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 3,000 Units (or, if less, the maximum number of such Units that can be transferred without triggering applicable limitations on resales), pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. If the number of Units that are Properly Tendered is less than or equal to 3,000 Units (or, if less, the maximum number of such Units which can be transferred without triggering applicable limitations on resales), the Purchaser will purchase all Units that are Properly Tendered, upon the terms and subject to the conditions of the Offer.

     If proration of tendered Units is required, the Purchaser may not be able to announce the final results of the proration until at least seven business days after the Expiration Date because of the difficulty of determining the proration results. The Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known.

     If prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units that are Properly Tendered, (iii) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain previously tendered Units for the period or periods for which the Offer is extended, and (iv) amend the Offer.

     2. Acceptance for Payment and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 3,000 Properly Tendered Units, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser. Purchaser has no control over the time it takes the Partnership to provide written confirmation of the transfer; therefore, receipt of payment may be delayed depending on how quickly the Partnership provides such confirmation. The Partnership Agreement requires the Partnership to make an assignment effective no later than the first day of the second month following the month in which an acceptable assignment instrument is received. Under no circumstance will interest on the purchase price be paid, regardless of any extension of the offer or any delay in making such payment.

     If any tendered Units are not purchased for any reason (other than proration adjustments), the original Letter of Transmittal with respect to the Units may be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser's rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unit Holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unit Holders the Purchase Price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

     3. Procedure to Accept the Offer. For the tender of any Units to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal and all documents required by the Letter of Transmittal.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the Unit Holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unit Holder's rights with respect to the Units tendered by the Unit Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof (collectively, "Distributions")), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the Unit Holder's Units and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unit Holder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unit Holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser or its designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership's Limited Partners.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unit Holder in and to any and all Distributions made by the Partnership from and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.

     4. Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding. The Purchaser reserves the right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unit Holder and the Purchaser on the terms set forth in the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to Unit Holders whose Units have been accepted for payment.

     5. Withdrawal Rights. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 8, 2001. If purchase of, or payment for, Units is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for Units for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unit Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unit Holders the Purchase Price in respect of Units tendered promptly after termination or withdrawal of the Offer.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

     All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

     6. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right at any time:

     o to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units;
     o to terminate the Offer and not accept for payment any Units not already accepted for payment;
     o upon the occurrence of any of the conditions specified in Section 7 herein to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for; and
     o to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Purchase Price, increasing or decreasing the number of Units being sought, or both).

Notice of any such extension, termination or amendment will promptly be disseminated to Unit Holders in a manner reasonably designed to inform Unit Holders of such change in compliance with Rule 14d-4(d)(1) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1) and 14d-6(c) under the Exchange Act.

     7. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Units tendered if all authorizations, consents, orders of, or filings with, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to the aforesaid, pay for any Units, may delay the acceptance for payment of the Units tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and the Expiration Date, any of the following conditions exists:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units; (iii) requires divestiture by the Purchaser of any Units; (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer; (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership; or (vi) seeks to impose any material condition to the Offer unacceptable to the Purchaser;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency which might, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

     (c) any change or development shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or there shall be any material lien not disclosed in the Partnership's financial statements, or the Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the Units or the Partnership's properties;

     (d) the general partners of the Partnership shall have failed or refused to take all other action that the Purchaser deems necessary, in the Purchaser's judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law;

     (e) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the

Purchaser, the Partnership or the properties or the value of the Units or the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer;

     (f) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or any general partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and not already announced prior to the Offer; or

     (g) any general partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and records of the Partnership or the admission of transferees of Units as registered owners and as Unit Holders.

     The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

     8. Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, a tendering Unit Holder must provide the Purchaser with the Unit Holder's correct taxpayer identification number in the space provided in the Letter of Transmittal.

     9. FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unit Holder's taxpayer identification number and address and that the Unit Holder is not a foreign person.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     General. Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the last Annual Report on Form 10-K filed by the Partnership with the Commission (the "Form 10-K"), which excerpts describe the business and operations of the Partnership.

     Outstanding Units. According to the Form 10-K, there were 9,004.15 Units issued and outstanding, held by approximately 1,109 Unit Holders, as of December 31, 2000.

     Selected Financial and Property Related Data. Attached as Part II of Appendix A is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been taken from the Form 10-K. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission.
Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein. Unit Holders should also refer to any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Commission after the date of this Offer for more recent information relating to the business and operations of the Partnership.

                         DETERMINATION OF PURCHASE PRICE

     In establishing the Purchase Price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership's limited partnership agreement (the "Partnership Agreement"), (ii) Annual Reports on Form 10-K, (iii) Quarterly Reports on Form 10-Q, and (iv) other reports filed with the Commission. The Purchaser determined the Purchase Price pursuant to its independent analysis of the Partnership and its properties, the interest of its affiliate in acquiring the Partnership's properties, the illiquidity of the Units, and the Purchaser's beliefs about its future ability or inability to influence the disposition of the Partnership's properties. The Purchaser did not obtain current independent valuations or appraisals of the assets. Based on that information, the Purchaser considered several factors, some of which are discussed below.

     Value of Partnership's Units. Purchaser developed a range of values for the Partnership's Units using its proprietary valuation methods, based on the historical distributions made to Unit Holders, the Partnership Agreement provisions regarding the allocation of distributions, the assets, liabilities and operating results of the Partnership, assumed expenses of selling the properties and liquidating the Partnership, and other considerations. Purchaser developed a range of values from $178 per Unit to $214.

     Trading History of the Units. There is no established trading market for the Units other than limited and sporadic trading through matching services or privately negotiated sales. The Form 10-K states that "Management is not aware of any public trading market for the [Units, however,] the Partnership does provide a repurchase pool whereby limited partners may offer to sell their [Units] to the Partnership at a specified price." According to the Form 10-K, offers to sell to the Partnership are accepted semi-annually if they meet the established criteria, and as of December 31, 2000, only 29.86 Units had ever been repurchased by the Partnership. At present, resale to the Partnership, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a Unit Holder to liquidate an investment in Units (other than this Offer or other occasional offers by other partnership investors, if any) because the Units are not listed or traded on any exchange or quoted on any Nasdaq list or system.

     According to Partnership Spectrum, an independent third party publication, there were two (2) transfers of Units between February 1, 1999 and January 31, 2001: one in April-May 1999, for $355.00 per Unit, and one in August-September 2000, for $100.00 per Unit. Sales may be conducted which are not reported in the Partnership Spectrum and the prices of sales through other channels may differ from those reported by the Partnership Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (typically up to 8% with a minimum of $150-$200) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Partnership Spectrum is accurate or complete.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser. The Purchaser is a California limited liability company that was formed on October 23, 1998. Purchaser is managed by Everest Properties II, LLC, a California limited liability company ("Everest"). The principal office of Millenium and Everest is 199 South Los Robles Avenue, Suite 440, Pasadena, CA 91101; the telephone number is (626) 585-5920. For certain information concerning the directors and executive officers of Millenium and Everest, see
Schedule I to this Offer to Purchase.

     Millenium and Everest and their affiliates invest in limited partnerships such as the Partnership, and in other forms of real estate oriented investments, and conduct activities incident thereto. For certain selected unaudited financial information available with respect to the Purchaser, see Appendix B to this Offer to Purchase.

     Prior Acquisitions of Units and Prior Contacts. Two affiliates of Millenium together hold 50 Units, less than one percent (1%) of the outstanding Units of the Partnership. Such affiliates are Everest Investors 8, LLC, holding 40 Units, and KM Investments, LLC, holding 10 Units, each of which are at the Purchaser's address. During 2000 and 2001, Everest has contacted the representative who, pursuant to the settlement of a class action lawsuit, is responsible for marketing and selling the Partnership's properties (the "Liquidator"). Everest has informed the Liquidator that it (or an affiliate) may wish to make an offer to acquire the Partnership's properties when they become available for sale, and has requested to receive any marketing materials prepared to offer the properties for sale. The Liquidator advised Everest in March 2001 that he expects to provide marketing materials to potential purchasers, including Everest, within the next several months to start the process of selling the properties. Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the general partners concerning the Partnership.

     General.  Except as set forth above or elsewhere in this Offer to Purchase:
(i) the Purchaser does not beneficially own or have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the
Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser or any of its subsidiaries does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with the Partnership or any of its affiliates that would require reporting under the rules and regulations of the Commission; (iv) since December 31, 1998, there have been no transactions that would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since December 31, 1998, except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

     Source of Funds. Based on the Purchase Price of $210 per Unit, the Purchaser estimates that the total amount of funds necessary to purchase all Units sought by this Offer and to pay related fees and expenses, will be approximately $640,000. The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the Units tendered pursuant to the Offer are accepted for payment. Such members will fund their capital contributions through existing cash reserves which in the aggregate are sufficient to provide the funds required in connection with the Offer without any borrowings.

                          FUTURE PLANS OF THE PURCHASER

     The Purchaser is seeking to acquire Units pursuant to the Offer to obtain a substantial equity interest in the Partnership, for investment and also with a view to increasing the likelihood that its affiliate will be successful in acquiring the Partnership's properties if they are offered for sale and if such affiliate makes an offer and the offer is accepted by the Liquidator. In such event, Purchaser expects to exercise the voting power of the Units acquired in order to approve a sale of the properties to Purchaser's affiliate. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. However, the Purchaser has no present intention of making additional tender offers for the Units. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations. The Purchaser intends to encourage the Liquidator generally to pursue the prompt sale of the properties. There can be no assurances that the sale of any property will be completed, whether to Purchaser's affiliate or any other person.

     Except as described herein, the Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction such as a merger, reorganization, liquidation, reallocation of operations or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the Unit Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

                              EFFECTS OF THE OFFER

     Future Benefits of Unit Ownership. Tendering Unit Holders shall receive cash in exchange for their Units purchased by the Purchaser and will forego all future distributions and income and loss allocations from the Partnership with respect to such Units.

     Limitations  on  Resales.  The  Partnership   Agreement  provides  that  no
assignment of Units shall be effective if in the opinion of counsel for the general partners the transfer would, for federal income tax purposes, cause the Partnership to be terminated or cause the Partnership to be taxed as a corporation. Accordingly, the Partnership may not recognize any requests for recognition of a transferee Unit Holder upon a transfer of Units if the general partners are advised by counsel that the transfer would have such effect. The general partners may limit the resale of Units, among other things, if a proposed transfer would result in there being a sale or exchange of 50% or more of the total interests in the Partnership's capital and profits within any 12 month period. The Purchaser does not believe this limitation will affect the Offer. However, because the Purchaser is tendering for 33% of the outstanding Units, limitations on the resales of remaining Units by Unit Holders are more likely after the consummation of the Offer than before.

     Influence on Voting Decisions by the Purchaser. Under the Partnership Agreement, Unit Holders holding a majority of the Units are entitled to take action with respect to a variety of matters, including removal of a general partner, dissolution and termination of the Partnership, and approval of most types of amendments to the Partnership Agreement. If the Purchaser obtains all or most of the Units sought, the influence of Purchaser and its affiliates on such actions may be significant.

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unit Holder in light of such Unit Holder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. The discussion below assumes that the Partnership does not own any unrealized receivables or inventory items as such terms are defined in Section 751 of the Code and the regulations promulgated thereunder. Sales of Units pursuant to the Offer may be taxable transactions under applicable state, local, foreign and other tax laws. UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unit Holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unit Holder's "amount realized" on the sale and (ii) the Unit Holder's adjusted tax basis in the Units sold. The amount of a Unit Holder's adjusted tax basis in a Unit will vary depending upon the Unit Holder's particular circumstances, and it will include the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752). The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unit Holder for the Unit pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code
Section 752).

     The gain or loss recognized by a Unit Holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unit Holder as a capital asset. Gain with respect to Units held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 20 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. It should also be noted that the Taxpayer Relief Act of 1997 imposed depreciation recapture of previously deducted straight line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Unit Holder with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

     Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years

(a "C" corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unit Holders from the Partnership are passive activity losses. Unit Holders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Unit Holder sells less than all of its Units pursuant to the Offer, a passive loss recognized by that Unit Holder can be currently deducted (subject to the other applicable limitations) to the extent of the Unit Holder's passive income from the Partnership for that year plus any other net passive activity income for that year, and any gain recognized by a Unit Holder upon the sale of Units can be offset by the Unit Holder's current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unit Holder sells 100 percent of its Units pursuant to the Offer, any "suspended" passive activity losses from the Partnership and any passive activity losses recognized upon the sale of the Units will be offset first against any net passive activity income from the Unit Holder's other passive activity investments, and the balance of any net passive activity losses attributable to the Partnership will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unit Holder from its other "ordinary" income (subject to any other applicable limitations). If more than 3,000 Units are Properly Tendered, some tendering Unit Holders may not be able to sell 100 percent of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser, unless the Purchaser amends the Offer to increase the number of Units to be purchased.

     Unit Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31 percent backup withholding unless those Unit Holders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unit Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a Unit Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 31 percent from payments to such Unit Holder.

     A Unit Holder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3).

                              CERTAIN LEGAL MATTERS

     General. Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed herein.

     Fees and Expenses. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Employees of Purchaser may make solicitations or recommendations without additional compensation. The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The Purchaser will reduce the purchase price of Units by any transfer fees imposed by the Partnership.

     Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) Unit Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unit Holders in such jurisdiction.

     In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption "Certain Information Concerning The Partnership."

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                      MILLENIUM MANAGEMENT, LLC

April 10, 2001

                                   SCHEDULE I


                        DIRECTORS AND EXECUTIVE OFFICERS


     The business address of each executive officer and director of Millenium Management, LLC ("Millenium") and Everest Properties II, LLC ("Everest") is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. The telephone number is (626) 585-5920. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Millenium and Everest are set forth below.



                              Present Principal Occupation or Employment
Name                          Position and Five-Year Employment History
-----------------------------------------------------------------------

W. Robert Kohorst             President of Millenium since 1998 and Everest
                              since 1996.  President and Director of Everest
                              Properties,  Inc. since 1994. President and
                              Director of KH Financial, Inc. since 1994.

David I. Lesser               Executive Vice President and Secretary of
                              Millenium  since 1998 and Everest since 1996.
                              Executive  Vice  President  and  Director  of
                              Everest  Properties,  Inc.  since  1995. Principal
                              and member of Feder, Goodman & Schwartz, Inc. from
                              1994 - 1996.

Christopher K. Davis          Vice  President and the General  Counsel of
                              Millenium  and Everest  since 1998.  Senior Staff
                              Counsel and then  Director of Corporate  Legal of
                              Pinkerton's,  Inc. from 1995 - 1998.

Peter J. Wilkinson            Vice  President  and the Chief  Financial  Officer
                              of Millenium  since 1998 and Everest since 1996.
                              Chief  Financial  Officer and Director of Everest
                              Properties,  Inc. since 1996.


                                   APPENDIX A

     The following information has been copied from the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Form 10-K"). Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission. Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein.

                                     PART I

BUSINESS

The Registrant, National Real Estate Limited Partnership Income Properties (the "Partnership"), is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to a Certificate and an Agreement of Limited Partnership, each dated December 18, 1984. As of December 31, 2000, the Partnership consisted of an Individual and two Corporate General Partners and 1,109 Limited Partners owning 9,004.15 limited partnership interests (the "Interests") acquired at a public offering price of $1,000 per Interest ($9,024,556 net of affiliate discounts). The Individual General Partner is John Vishnevsky and the Corporate General Partners are National Development and Investment, Inc. ("NDII"), a Wisconsin corporation and EC Corp., a Wisconsin corporation. All management decisions are the responsibility of the General Partners.

The Partnership's primary objective was to acquire existing commercial space, such as office buildings, shopping centers, and mini-warehouses, though it was also permitted to acquire existing residential properties from non-affiliated sellers. Although the Partnership intended to acquire existing properties, it was permitted to acquire properties which were recently completed. The Partnership's principal investment objectives are to invest in real estate properties which will:

1)   preserve and protect the Limited Partners' capital investment;

2)   provide  quarterly  distributions  of  cash  from  operations,   commencing
     December 31, 1985; and

3) provide capital appreciation through increases in the value of the Partnership's real estate assets.

The Partnership owned and operated three investment properties in 2000. During the fiscal year ended December 31, 1985, the Partnership acquired Lock-It Lockers Mini-Warehouse, a self storage mini-warehouse rental complex located in Tucson, Arizona ("Tucson Lock-It Lockers"). Tucson Lock-It Lockers was acquired in four separate Parcels as follows: Parcel I (21,670 net rentable square feet) effective May 1, 1985; Parcel II (15,575 net rentable square feet) effective July 1, 1985; Parcel III (6,845 net rentable square feet) effective August 1, 1985; and Parcel IV (5,795 net rentable square feet) effective September 1, 1985. In 1986, the Partnership continued its investment in properties by acquiring an additional Lock-It Lockers Mini-Warehouse located in Phoenix, Arizona ("Phoenix Lock-It Lockers"), in three separate parcels, as follows:
Parcel I (18,600 net rentable square feet) effective January 1, 1986; Parcel II (17,625 net rentable square feet) effective February 1, 1986; and Parcel III (22,541 net rentable square feet including 8,000 net rentable square feet for recreational vehicle storage) effective April 1, 1986. The Partnership completed its investment in properties during the fiscal year ended December 31, 1987, when it purchased the following two investment properties, a parcel of land containing one building plus part of a second building out of a total of five buildings of Cave Creek Mini Warehouses in Phoenix, Arizona and Northridge Commons Shopping Center, a community shopping center located in Milwaukee, Wisconsin; however, Northridge Commons was sold December 15, 1999. These properties, with the exception of Northridge Commons, are described more fully in this report at Properties. Cave Creek was managed by Enterprise Growth Group ("EGG") from the time the property was purchased through October, 1991. As of November 1, 1991, National Realty Management, Inc. ("NRMI") took over management of the property. All other Partnership properties were managed by NRMI since their purchase.

The real estate investment business is highly competitive. The Partnership's properties are in competition for tenants with numerous other alternative sources for storage or shopping center space.

During 2000, the Partnership employed three full-time and five part-time on-site personnel in the following capacities: 3 managers, 3 rental agents, [and] 2.5 cleaning/maintenance persons. In addition, due to the centralized nature of the Partnership's accounting and management systems, another 17 employees provided various accounting and management services to this and other partnerships. All on-site and partnership employees are supervised by NRMI under its Management Consulting Delegation of Duties and Property Management Agreements with the Partnership.

LEGAL PROCEEDINGS

On May 25, 1999, the general partners, the property management company (NRMI), and other entities and individuals were named as defendants in a lawsuit (the "Vishnevsky Defendants"). The Partnership (along with other partnerships, collectively the "Partnerships") was not included in the original lawsuit but was later added to the action as a nominal defendant. The plaintiffs sought to have this action certified as a class action lawsuit. In the complaint, the plaintiffs alleged wrongdoing against Vishnevsky Defendants in connection with two basic areas. First, allegations involving various vote solicitations alleged by the plaintiffs to be an effort to perpetuate the Partnerships and avoid liquidation. Second, allegations involving the taking and use of Partnership funds and property, including excessive fees and unauthorized expenses. On March 14, 2000, the parties to the litigation with the exception of the defendant Wolf & Company entered into a Stipulation of Settlement.

Based upon the Stipulation, on April 27, 2000, the Circuit Court of Waukesha County held a hearing which certified the case as a class action and approved terms of a settlement. The more significant terms of the Stipulation of Settlement are as follows:

     An independent marketing agent (the "Partnerships' Representative") was appointed to market and sell the Partnership investment property (the "Property"). However, no offer to purchase the Property will be accepted without first obtaining approval from a majority interest of the limited partners. Final distributions of the net proceeds received from a sale of the Property will be made in accordance with the terms of the Partnership's limited partnership agreement and prospectus, and upon providing 20-day notice to the plaintiff's attorney. Net proceeds will first be applied to pay plaintiffs' counsel's legal fees, expenses and costs, with interest thereon. The Partnerships' Representative is presently preparing an Offering Memorandum for marketing the Property. Interim distributions to limited partners will continue to be made in accordance with the limited partnership agreement. However, upon final approval of the Settlement, distributions were increased to the extent that sufficient reserves were established to support normal partnership operations and the wind-up of Partnership affairs upon the sale of the Property. Any such additional distributions were made within 30 days of the final approval of the Settlement.

     NRMI and the general partners shall continue to provide management and consulting services to the Partnership on the same terms and conditions currently provided under existing contracts until the investment property is sold and assets liquidated and the Partnership entity dissolved. NRMI will also be the listing broker for the sale of the Properties.

     The plaintiffs' claims made against NRMI, the general partners, and other related parties for excessive charging of expenses to the Partnerships, including the Partnership, will be settled through binding arbitration. Any such expenses disallowed through arbitration shall be reimbursed to the Partnerships.

At the April 27, 2000 hearing, the lawsuit was certified as a non-opt outclass action, in which all limited partners of the Partnership other than the Vishnevsky Defendants are required to be included in the settlement of this litigation. Furthermore, the Court ruled that plaintiffs' counsel's attorneys fees would be equal to one-third of the difference between the secondary market value of the Partnership interests and the total funds available for distribution to the limited partners after payment of all Partnership obligations. The Court allowed the Vishnevsky Defendants sixty days thereafter to present their evidence regarding secondary market value.

On June 20, 2000, the Court entered a judgment based upon its April 27th decision. Thereafter, on July 21, 2000, the Court held a hearing on the plaintiffs Motion for Enforcement of the Court Approved Settlement and in Support of Sanctions. The outcome of the hearing was that the Court granted sanctions totaling $437,000.00 against the Vishnevsky Defendants and their counsel for delaying the appointment of the Partnerships' Representative and the arbitrators. The Court took under advisement the remaining open issue regarding the secondary market value for computing the plaintiffs' counsel's attorneys fees until the arbitration proceedings are completed and the Partnerships' properties are sold. A Motion for Reconsideration of the sanctions was filed with the Court and was denied on September 25, 2000. The Vishnevsky Defendants filed a motion with the Court to stay payment of the sanctions pending appeal. That motion was also denied.

On August 2, 2000, the Vishnevsky Defendants filed an appeal from that portion of the judgment determining the method for computing the plaintiffs counsels' attorneys fees. On October 10, 2000 the Vishnevsky Defendants and their counsel filed a second appeal from the order granting the sanctions. A motion to consolidate the two appeals has been granted. The appellate court has temporarily stayed payment of the sanctions pending receipt of briefs on the issue. The arbitration panel has not been fully selected but discovery is proceeding. Based on the events to date, it is not possible to determine the final outcome of the litigation, or the amount of any potential monetary impact to the Partnership. Therefore, no provision for any such financial impact arising from the lawsuit has been made in these financial statements.

                                     PART II

PROPERTIES

The properties in which the Partnership has invested are owned in fee simple, described more fully at Notes to Financial Statements (Note A) [of the Form 10-K]. The principal factors which the General Partners believe affect rental rates and occupancy levels include location, ease of access, amenities, and the quality of property management.

TUCSON LOCK-IT LOCKERS

Tucson Lock-It Lockers is located on 2.057 fully improved acres at 6560 East Tanque Verde Road, Tucson, Arizona. Tucson Lock-It Lockers consists of seven single-story buildings containing a total of 598 units which were constructed in 1976. Tucson Lock-It Lockers has an aggregate of 49,865 net rentable square feet (57,710 gross) with a unit mix that varies. Management has the ability to subdivide some of the larger units in accordance with market demand. Features of Tucson Lock-It Lockers include fire walls and exterior passage doors constructed of solid-core steel hinged in steel frames. Security at Tucson Lock-It Lockers is provided by a resident manager and a fenced perimeter with single-gate access. In addition to the seven warehouse buildings, there is an on-site office/apartment. Limited customer parking spaces are available.

PHOENIX LOCK-IT LOCKERS

Phoenix Lock-It Lockers is located on 3.1 fully improved acres at 10250North 9th Avenue, Phoenix, Arizona. The complex consists of three single-story buildings containing a total of 569 units and 30 outside RV spaces which were constructed in 1976. Phoenix Lock-It Lockers has an aggregate of 62,016 net rentable square feet (66,200 gross) with a unit mix that varies. Management has the ability to subdivide some of the larger units according to market demand. Features of the complex include fire walls and exterior passage doors constructed of solid-core steel hinged in steel frames. Security in the complex is provided by electronic surveillance cameras with a motion detector that provides the resident manager with the ability to monitor the property during the day and night. There is also a fenced perimeter with a single-gate access to the property which provides additional security. In addition to the three warehouse buildings, there is an on-site office/apartment. Customer parking spaces are available.

CAVE CREEK MINI-WAREHOUSE

Cave Creek Mini-Warehouse is located at 1201 East Cinnabar Avenue, Phoenix, Arizona, on approximately 1.7 acres (the "Complex"). The 728 unit Complex consists of three individual one story and two individual two-story buildings. The Partnership's ownership consists of one one-story building and part of one two-story building of the Complex, of which construction was completed in 1985. The Partnership has an interest in the remaining portions of the Complex for access and use of the business office facilities. National Real Estate Limited Partnerships Income Properties II, another limited partnership of which the General Partners are general partners, owns the other portion. Security in the Complex is provided by a resident manager and a fenced perimeter with single-gate access.

The Complex has an aggregate of approximately 46,283 net rentable square feet. The Partnership's property contains approximately 8,200 net rentable square feet, or approximately 18% of the total net rentable square feet of the Complex. Units can be subdivided, if appropriate, in light of demand;

therefore, the total unit count may fluctuate. At the time of purchase, the Partnership's property was divided into 91 units. The Tucson and Phoenix real estate rental markets are highly competitive. For a further discussion of occupancy rates, see Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this report. Additional mini-warehouse projects may be built within the Tucson and Phoenix areas, which may compete directly with the Partnership's properties.

SELECTED FINANCIAL DATA

The following selected financial data has been copied or derived from the Form 10-K and should be read in conjunction with the financial statements and the related notes set forth in such report:


                                    December 31,     December 31,
                                       2000              1999
                                       ----              ----
Investment properties, at cost,
   less accumulated depreciation.   $2,755,973       $2,889,788

Total assets.....................    3,092,624        3,722,204

Total liabilities................      485,452          411,884

Partners' capital (deficit)

   General partners..............     (161,919)        (140,824)

   Limited partners
   (9004.15 units)...............    2,769,091        3,451,144


                                     Year ended       Year ended     Year ended
                                    December 31,     December 31,   December 31,
                                       2000              1999           1998
                                       ----              ----           ----

Total operating revenues.........     $796,475         $979,966     $1,015,632

Total operating expenses.........      758,756          857,786        884,097

Income from operations...........       37,719          122,180        131,535

Total other income (expenses)....       (7,538)        (347,238)       (39,932)

Net income (loss)................       30,181         (225,058)        91,612

Net income (loss) attributable
   general partners (3%).........          905           (6,752)         2,748

Net income (loss) attributable
   limited partners (97%)........       29,276         (208,306)        88,864

Net income (loss) per limited
   partnership interest..........         3.24           (24.16)          9.87

Distributions

   General partners..............       22,000           12,253

   Limited partners..............      711,329          396,183


                                   APPENDIX B


                            MILLENIUM MANAGEMENT, LLC
                                  Balance Sheet
                              As of March 31, 2001
                                   (unaudited)


        ASSETS
            Current Assets
                 Cash and Equivalents........................    $4,780
                                                                 ------

            Total Current Assets.............................    $4,852
                                                                 ------

        TOTAL ASSETS.........................................    $4,941
                                                                 ======


        LIABILITIES & EQUITY
            Equity
                 Members Capital..............................  $10,000
                                                                -------
            Retained Earnings................................   $(5,059)
                                                                -------
            Total Equity.....................................    $4,941
                                                                 ------

        TOTAL LIABILITIES & EQUITY...........................    $4,491
                                                                 ======

     The Letter of Transmittal, and any other required documents should be sent or delivered by each Unit Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below.

     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense.

                  For information regarding the Offer contact:

                            Millenium Management, LLC
                           199 South Los Robles Avenue
                                    Suite 440
                           Pasadena, California 91101

                        (800) 611-4613 or (626) 585-5920
                            Facsimile: (626) 585-5929